Exhibit 99.1

SEALY CORPORATION
Mailing Address: One Office Parkway • Trinity, North Carolina 27370
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS SECOND QUARTER FISCAL 2007 RESULTS
—Net Sales Grow 6.7%—
—Domestic Sales Continue to Build—
—International Sales Growth Remains at Double Digit Rate—

TRINITY, North Carolina (July 10, 2007)—Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its second quarter of fiscal 2007.

Net sales for the second quarter ended May 27, 2007 increased 6.7% to $401.8 million from $376.7 million for the comparable period a year earlier on unit volume growth of 19.3%. Partially offsetting this increase was a 10.6% decrease in average unit selling price (AUSP).

Domestic net sales increased $11.7 million or 4.0% to $303.2 million on a 7.9% increase in unit volume, partially offset by a 3.6% decrease in AUSP. The increase in unit volume is primarily attributable to the strong performance of the Company’s promotional products such as its 125th Anniversary beds, specialty bedding products and the new Stearns & Foster line. The decrease in AUSP is primarily due to strategic pricing actions implemented in the first quarter of fiscal 2007 on selected products such as the Stearns & Foster and TrueForm lines and a shift in product mix.

International net sales increased $13.4 million or 15.8% to $98.7 million and represent the 7th consecutive quarter of growth in excess of 10% from the comparable period in the prior year. Excluding the effects of foreign currency fluctuation, net sales grew 11.3% in the quarter. The increase internationally represents a 47.3% increase in unit volume, partially offset by a decrease in AUSP. The changes in volume and average unit selling price were a result of increased sales of lower priced OEM products in Europe as well as select pricing actions and increased promotional product sales in Canada.  Mexico, Argentina and Brazil also experienced strong net sales growth.

Second quarter gross profit increased 2.3% to $172.5 million versus $168.6 million for the comparable period a year earlier.  As a percentage of net sales, gross profit decreased 1.8 percentage points to 42.9%.  The decline in gross profit as a percentage of net sales was driven by a decline in AUSP, an increased share of sales from promotional products, and $1.3 million of startup costs associated with the Company’s latex facility in Mountain Top, Pennsylvania. Partially offsetting this decrease were continued improvements in manufacturing efficiencies, $2.5 million of gain due to a refund on lumber tariffs and lower employee health insurance costs.

Net income for the second quarter increased to $16.1 million, or $0.17 per fully diluted share, from $0.1 million, for the comparable period a year ago.  In addition to the previously mentioned items, second quarter 2007 operating results include a $2.6 million pre-tax gain relating to the sale of the Company’s previous Orlando, Florida facility, which has been replaced with a new leased facility, as well as $1.7 million of pre-tax costs associated with an organizational realignment.  Second quarter 2006 operating results included pre-tax costs of $34.2 million, or $21.0 million after tax, related to the Company’s initial public offering (“IPO”) and related debt repayment.

“We remain focused on driving unit growth and protecting our position with retailers as we navigate through the flame retardancy (FR) conversion with our customers, soft industry unit trends, growing demand for specialty products and a challenging competitive environment,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “As expected, this strategy has resulted in near-term pressure on margins and costs, but we are operating Sealy for long-term growth and are positioning ourselves to optimize the opportunity as the industry turns.  We are pleased with the rollout progress and early sales results of the innovative new Stearns & Foster and Posturepedic Reserve lines along with our increasing presence in specialty and promotional mattresses.  Later this month we will introduce an exciting upgrade to our line of TrueForm memory foam mattresses and two new latex models at the Las Vegas furniture show.  Our product development focus has shifted to the balance of our Sealy Posturepedic product line, where we have begun work to enhance these designs in order to drive additional sales and margin expansion.”

Mr. McIlquham continued, “Ongoing strength in our specialty mattress business and solid international sales further validate the effectiveness of Sealy’s model of producing multi-technology mattresses in a diversity of geographies.  We remain committed and focused on achieving our long-term goals and are confident there are numerous opportunities to improve our future performance through ongoing new product initiatives and by leveraging our presence and capabilities on a worldwide scale.”

Net sales for the six months ended May 27, 2007 increased 5.4% to $814.4 million from $772.4 million for the comparable period a year earlier.  Gross profit was $349.8 million, or 43.0% of net sales, versus $345.3 million, or 44.7% of net sales, for the comparable period a year earlier.  Net income was $40.8 million, versus net income of $23.1 million for the comparable period a year ago.

As of May 27, 2007, Sealy’s cash and cash equivalent balance was $21.7 million versus $24.2 million as of May 28, 2006.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 811-8824 or for international callers, (913) 981-4903. Participants should register at least 15 minutes prior to the commencement of the call.  Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.6 billion in 2006. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained.

Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

###

SEALY   CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited - Preliminary results)

	May 27,	November 26,	May 28,
	2007	2006	2006

ASSETS

Current assets:
Cash and cash equivalents	$21,722	$45,620	$24,207
Accounts receivable, net of allowances for bad debts, cash discounts and returns	207,999	193,838	184,096
Inventories	71,210	66,126	67,827
Assets held for sale	—	2,338	1,405
Prepaid expenses and other current assets	27,871	24,710	21,676
Deferred income taxes	13,355	12,627	16,583
	342,157	345,259	315,794
Property, plant and equipment - at cost	425,158	397,167	358,622
Less accumulated depreciation	(191,078)	(178,957)	(172,465)
	234,080	218,210	186,157
Other assets:
Goodwill	390,534	388,204	388,286
Other intangibles, net of accumulated amortization	11,818	13,026	14,911
Debt issuance costs, net, and other assets	38,372	38,033	28,849
	440,724	439,263	432,046
	$1,016,961	$1,002,732	$933,997
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$26,830	$18,282	$22,113
Accounts payable	126,672	118,885	108,920
Accrued incentives and advertising	37,153	40,578	31,351
Accrued compensation	31,362	35,484	30,390
Accrued interest	19,450	17,286	16,875
Other accrued expenses	51,227	57,669	40,879
	292,694	288,184	250,528
Long-term obligations, net of current portion	797,570	814,236	806,946
Other noncurrent liabilities	43,646	42,688	53,958
Deferred income taxes	10,960	10,199	13,644
Common stock and options subject to redemption	16,671	20,263	21,310
Stockholders’ deficit:
Common stock	908	904	905
Additional paid-in capital	662,694	664,609	662,799
Accumulated deficit	(819,101)	(846,144)	(883,365)
Accumulated other comprehensive income	10,919	7,793	7,272
	(144,580)	(172,838)	(212,389)
	$1,016,961	$1,002,732	$933,997

SEALY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited - Preliminary results)

	Three Months Ended
	May 27,	May 28,
	2007	2006
Net sales	$401,828	$376,712
Cost of goods sold	229,310	208,136

Gross profit	172,518	168,576

Selling, general and administrative expenses	135,532	123,111
Expenses associated with initial public offering of common stock	—	28,510
Amortization of intangibles	830	133
Royalty income, net of royalty expense	(4,411)	(3,706)

Income from operations	40,567	20,528
Interest expense	15,229	17,893
Debt extinguishment and refinancing expenses	—	5,295
Other income, net	(134)	(379)

Income (loss) before income tax expense (benefit)	25,472	(2,281)
Income tax expense (benefit)	9,339	(2,407)
Net income	$16,133	$126

Earning per common share—Basic	$0.18	$0.00

Earning per common share—Diluted	$0.17	$0.00

Weighted average number of common shares outstanding:
Basic	91,467	82,065
Diluted	96,146	88,440

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited - Preliminary results)

	Six Months Ended
	May 27,	May 28,
	2007	2006
Net sales	$814,395	$772,447
Cost of goods sold	464,603	427,174
Gross profit	349,792	345,273
Selling, general and administrative expenses	262,445	246,715
Expenses associated with intial public offering of common stock	—	28,510
Amortization of intangibles	1,613	255
Royalty income, net of royalty expense	(9,703)	(7,395)
Income from operations	95,437	77,188
Interest expense	31,134	36,629
Debt extinguishment and refinancing expenses	—	5,295
Other income, net	(214)	(566)
Income before income tax expense	64,517	35,830
Income tax expense	23,750	12,445
Income before cumulative effect of change in accounting principle	40,767	23,385
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	—	287
Net income	$40,767	$23,098
Earnings per common share—Basic
Income before cumulative effect of change in accounting principle	$0.45	$0.30
Cumulative effect of a change in accounting principle	—	—
Earnings per common share—Basic	$0.45	$0.30
Earnings per common share—Diluted
Income before cumulative effect of change in accounting principle	$0.42	$0.28
Cumulative effect of a change in accounting principle	—	—
Earning per common share—Diluted	$0.42	$0.28
Weighted average number of common shares outstanding:
Basic	91,409	76,273
Diluted	96,683	82,458

SEALY CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited - Preliminary results)

	Six Months Ended
	May 27,	May 28,
	2007	2006
Cash flows from operating activities:
Net income	$40,767	$23,098
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,183	10,994
Deferred income taxes	220	975
Non-cash interest expense:
Senior Subordinated PIK Notes	—	3,348
Amortization of debt issuance costs and other	1,471	756
Stock-based compensation	1,774	2,074
Excess tax benefits from share-based payment arrangements	(5,879)	(1,760)
(Gain) loss on sale of assets	(2,404)	564
Write-off of debt issuance costs related to debt extinguishments	—	1,725
Cumulative effect of accounting change	—	287
Other, net	(940)	(177)
Changes in operating assets and liabilities:
Accounts receivable	(11,199)	(8,682)
Inventories	(4,221)	(7,686)
Prepaid expenses and other current assets	(3,979)	(6,644)
Accounts payable	6,233	(12,114)
Accrued expenses	(14,356)	(27,380)
Other liabilities	(208)	778
Net cash provided by (used in) operating activities	22,462	(19,844)
Cash flows from investing activities:
Purchase of property, plant and equipment	(22,404)	(16,047)
Proceeds from sale of property, plant and equipment	4,938	464
Net cash used in investing activities	(17,466)	(15,583)
Cash flows from financing activities:
Proceeds from initial public offering of common stock, net of underwriting discount and other direct costs of $24,489	—	295,511
Cash dividends	(13,724)	(125,000)
Repayments of long-term obligations, including premiums paid of $2,703 in 2006	(10,000)	(139,317)
Borrowings under revolving credit facilities	20,207	108,718
Repayments under revolving credit facilities	(25,517)	(121,576)
Repurchase of common stock	(5,376)	—
Exercise of employee stock options, including related excess tax benefits	5,900	1,814
Other	19	2,594
Net cash (used in) provided by financing activities	(28,491)	22,744
Effect of exchange rate changes on cash	(403)	336
Change in cash and cash equivalents	(23,898)	(12,347)
Cash and cash equivalents:
Beginning of period	45,620	36,554
End of period	$21,722	$24,207

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

	Three Months Ended:		Six Months Ended:
	May 27, 2007	May 26, 2006	May 27, 2007	May 26, 2006
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Income before cumulative effect of change in accounting principle	$16,133	$126	$40,767	$23,385
Interest expense	15,229	17,893	31,134	36,629
Income taxes	9,339	(2,407)	23,750	12,445
Depreciation and amortization	7,861	5,294	15,183	10,994
EBITDA	48,562	20,906	110,834	83,453
Management fees to KKR	—	226	—	775
Unusual and nonrecurring (income) losses:
IPO expenses	—	28,510	—	28,510
Refund of Canadian lumber tariff	(2,518)	—	(2,518)	—
North American realignment	1,734	—	1,911	—
Gain on sale of Orlando facility	(2,557)	—	(2,557)	—
Non-cash compensation	1,127	1,659	1,766	2,074
Mountain Top, PA start-up costs	1,417	—	2,147	—
Debt extinguishment or refinancing charges	—	5,295	—	5,295
Other (various) (a)	1,001	346	1,181	838
Adjusted EBITDA	$48,766	$56,942	$112,764	$120,945

(a) Consists of various immaterial adjustments

The following table reconciles EBITDA to cash flow from operations:

	Six Months Ended:	Six Months Ended:
	May 27, 2007	May 26, 2006
	(in thousands)	(in thousands)
EBITDA	$110,834	$83,453
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(31,134)	(36,629)
Income taxes	(23,750)	(12,445)
Non-cash charges against (credits to) net income	(5,758)	7,505
Changes in operating assets & liabilities	(27,730)	(61,728)
Cash flow from operations	$22,462	$(19,844)